Exhibit 99.1

Argonaut Group Announces 2003 First Quarter Results

    SAN ANTONIO--(BUSINESS WIRE)--May 7, 2003--Argonaut Group, Inc. (Nasdaq:AGII) today announced financial results for the three months ended March 31, 2003.

    First quarter highlights:

    -- The Company's Excess & Surplus Lines (E&S) segment reported a 107 percent increase in gross written premium and 172 percent increase in income before taxes for the first quarter of 2003 compared to the same period in 2002. For the quarter the segment represented 49 percent of Argonaut Group's total gross written premium. The GAAP combined ratio for the segment was
        92.6 percent for the quarter, compared to 97.5 percent in the same quarter a year ago.

    -- Three of the Company's four segments reported improved combined ratios, each under 100 percent, compared to the same quarter one year ago.

    -- Gross written premium increased by 42% over the same period one year ago to $173.9 million versus $122.8 million in the first quarter of 2002.

    -- Capital (shareholder's equity) increased by $64.5 million in the quarter through issuance of mandatory convertible preferred stock, sale of real estate and earnings.

    FINANCIAL RESULTS

    During the first quarter of 2003, Argonaut reported net income of $33.6 million or $1.55 per diluted common share on 21.6 million shares, which included a one-time $34.2 million (net of tax) or $1.58 per share gain from sales of select real estate holdings, compared to net income of $7.5 million or $0.34 per diluted share, for the same three-month period in 2002.
    The Company reported operating income(a) of $0.4 million or $0.02 per diluted common share, compared to net operating income of $2.2 million or $0.10 per diluted share for the same period in 2002. First quarter operating income was adversely affected by a $5.0 million strengthening of reserves for adverse development in lines of business that the Company has previously announced it is exiting. Additionally, the Company incurred a $1.0 million restructuring charge for the previously announced reorganization of its Risk Management segment. The Company expects to incur an additional charge of approximately $2.0 million over the next two quarters to complete the restructuring. Operating results exclude gains on sales of investments, including real estate, which totaled $33.2 million after tax during the first quarter of 2003 versus $5.3 million during the same period of 2002.
    "The focus on our core competencies continues to help us build a solid foundation," stated Mark E. Watson III, President and Chief Executive Officer of Argonaut Group, Inc. "Our diversification and focus on underwriting discipline has positioned us to take advantage of favorable market conditions in the coming quarters."

    SEGMENT RESULTS

    Excess & Surplus Lines (E&S) - For the first quarter of 2003, gross written premiums for E&S lines were $84.6 million, generating underwriting income before taxes of $7.9 million and a combined ratio of 92.6 percent. This is compared to gross written premiums of $40.9 million, income before taxes of $2.9 million and a combined ratio of
97.5 percent for the same period in 2002.
    Risk Management (formerly Specialty Workers' Compensation)- Gross written premiums were $43.6 million for the three months ended March 31, 2003, resulting in a pre-tax loss of $8.0 million, compared to gross written premiums of $47.2 million and a pre-tax loss of $1.3 million for the same period in 2002. For the first quarter, the combined ratio in this segment was 153.6 percent versus 133.5 percent a year earlier. The increase in combined ratio is primarily attributable to the restructuring charge and strengthening of reserves for adverse development in one large construction account in lines of business that the Company has previously announced it is exiting.
    Specialty Commercial Lines - During the first quarter of 2003, these companies contributed gross written premiums of $34.4 million and pre-tax income of $2.3 million, compared to gross written premiums of $29.8 million and a pre-tax income of $2.0 million during the same period in 2002. For the first quarter of 2003, the combined ratio was
99.5 percent versus 102.3 percent during the same period in 2002. Public Entity - Gross written premiums for the first quarter of
2003 were $11.3 million versus $4.9 million for the same quarter in 2002. During the first quarter of 2003, Trident generated income before taxes of $0.3 million versus a loss of $0.1 million for the same period a year earlier. The segment's combined ratio during the first quarter was 98.8 percent, down from 112.7 percent during the same period a year earlier.

    (a) In addition to providing net income (loss), Argonaut Group provides operating income (loss) as the Company believes that it is a meaningful measure of the profit or loss generated by our operating segments. Operating income (loss) differs from net income (loss) under accounting principals generally accepted in the United States (GAAP) in that the Company excludes net realized investment gains and losses. Operating income (loss) does not replace net income (loss) as the GAAP measure of our results of operations. The Company provides a reconciliation of our operating results to GAAP net income (loss) in the financial tables of this release.

    FORWARD-LOOKING STATEMENTS DISCLOSURE

    This news release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company's public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

    ABOUT ARGONAUT GROUP, INC.

    Headquartered in San Antonio, Texas, Argonaut Group, Inc. (Nasdaq:AGII) is a national underwriter of specialty insurance products in niche areas of the property & casualty market. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Insurance, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com

    (Financials follow)



                         ARGONAUT GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                (in millions, except per share amounts)

                                        March 31,        December 31,
                                          2003              2002
                                      --------------    --------------

               Assets
  Total investments                  $      1,249.9    $      1,181.3
  Cash and cash equivalents                    88.2              77.4
  Accrued investment income                    11.4              13.0
  Receivables                                 688.9             691.7
  Goodwill                                    105.7             105.7
  Other assets                                192.2             139.8
                                      --------------    --------------
            Total assets             $      2,336.3    $      2,208.9
                                      ==============    ==============

Liabilities and Shareholders' Equity
  Reserves for losses and loss
   adjustment expenses               $      1,312.2    $      1,281.6
  Unearned premiums                           293.5             284.9
  Other liabilities                           338.4             314.7
                                      --------------    --------------
          Total liabilities                 1,944.1           1,881.2

  Total shareholders' equity                  392.2             327.7
                                      --------------    --------------
Total liabilities and shareholders'
 equity                              $      2,336.3    $      2,208.9
                                      ==============    ==============

  Book value per common share -
   basic                             $        18.15    $         15.17
                                      ==============    ==============
  Book value per common share -
   diluted(a)                        $        15.97    $         15.17
                                      ==============    ==============

(a) Book value per common share - diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis.

                             All Segments
                         Financial Highlights
                             (in millions)

                                              Three Months Ended
                                                   March 31,
                                         -----------------------------
                                            2003              2002
                                         -----------       -----------

Gross Written Premiums                  $     173.9       $     122.8
Net Written Premiums                          130.9              96.0

Earned Premiums                               124.1              84.6
Net Investment Income                          11.3              13.3
Gains on Sales of Investments                  56.0               8.1
                                         -----------       -----------
  Total Revenue                               191.4             106.0

Losses and Loss Adjustment Expenses            87.3              62.6
Underwriting, Acquisition and Insurance
 Expenses                                      47.4              32.6
                                         -----------       -----------
  Total Expenses                              134.7              95.2

Income (Loss) Before Tax                       56.7              10.8
Income Tax Provision (Benefit)                 23.1               3.3
                                         -----------       -----------
   Net Income                           $      33.6       $       7.5
                                         ===========       ===========

Net Income (Loss):
  Operating                                     0.4               2.2
  Sale of Investments                          33.2               5.3
                                         -----------       -----------
Total Net Income:                       $      33.6       $       7.5
                                         ===========       ===========

Net Income (Loss) per Common  Share
 (Diluted):
    Operating                           $      0.02       $      0.10
                                         -----------       -----------
    Sale of Investments                 $      1.53       $      0.24
                                         -----------       -----------
      Total                             $      1.55       $      0.34
                                         ===========       ===========

Net Income (loss) per Common Share
 (Basic):                               $      1.55       $      0.35
                                         ===========       ===========

Weighted Average Common Shares (000's):
   Basic                                   21,603.5          21,557.9
                                         ===========       ===========
   Diluted                                 21,636.3          21,663.7
                                         ===========       ===========

                         ARGONAUT GROUP, INC.
                             SEGMENT DATA
                             (in millions)

                                               Three Months Ended
                                                    March 31,
                                            --------------------------
                                              2003            2002
Excess & Surplus Lines:
-----------------------
  Gross Written Premiums                   $    84.6       $    40.9
  Net Written Premiums                          74.7            33.3
  Earned Premiums                               62.0            28.7
  Income before taxes                            7.9             2.9
                                            ----------     -----------

  GAAP Combined Ratio                           92.6 %          97.5 %
                                            ----------     -----------

Risk Management:
----------------
  Gross Written Premiums                   $    43.6       $    47.2
  Net Written Premiums                          19.9            33.8
  Earned Premiums                               28.5            29.2
  Loss before taxes                             (8.0)           (1.3)
                                            ----------     -----------

  GAAP Combined Ratio                          153.6 %         133.5 %
                                            ----------     -----------

Specialty Commercial:
---------------------
  Gross Written Premiums                   $    34.4       $    29.8
  Net Written Premiums                          29.7            26.4
  Earned Premiums                               28.1            24.9
  Income before taxes                            2.3             2.0
                                            ----------     -----------

  GAAP Combined Ratio                           99.5 %         102.3 %
                                            ----------     -----------

Public Entity:
-------------
  Gross Written Premiums                   $    11.3       $     4.9
  Net Written Premiums                           6.6             2.5
  Earned Premiums                                5.5             1.8
  Income (loss) before
   taxes                                         0.3            (0.1)
                                            ----------     -----------

  GAAP Combined Ratio                           98.8 %         112.7 %
                                            ----------     -----------


    CONTACT: Argonaut Group, Inc., San Antonio
             Tad Druart, 210/321-8558